Exhibit 10.4
Execution Copy

CONSTRUCTION AGENCY AGREEMENT
Dated as of May 14, 2008
between
Spirit AeroSystems, Inc.,
as Construction Agent
and
The North Carolina Global TransPark Authority,
as Landlord

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CONSTRUCTION AGENCY AGREEMENT
     THIS CONSTRUCTION AGENCY AGREEMENT (this “Agreement”), dated as of May 14, 2008 (the “Effective Date”), between The North Carolina Global TransPark Authority, a body politic and corporate of the State of North Carolina (the “Landlord”) and Spirit AeroSystems, Inc., a Delaware corporation (the “Construction Agent”).
PRELIMINARY STATEMENT
     A. Landlord and Construction Agent are parties to that certain Lease Agreement dated as of May 14, 2008 (as amended, modified, extended, supplemented, restated and/or replaced from time to time, the “Lease”), pursuant to which Construction Agent, as tenant (in such capacity, the “Tenant”) has agreed to lease that certain Land and Improvements (collectively, the “Leased Premises”) located at the Global TransPark, in Lenoir County, North Carolina.
     B. In connection with the Lease and subject to the terms and conditions hereof, (i) Landlord desires to appoint Construction Agent as its sole and exclusive agent in connection with the construction of the Improvements and (ii) Construction Agent desires to accept such appointment in accordance with the terms and conditions hereof.
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS; RULES OF USAGE
     1.1. Definitions.
     For purposes of this Agreement, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Lease. Unless otherwise indicated, references in this Agreement to articles, sections, paragraphs, clauses, appendices, schedules and exhibits are to the same contained in this Agreement.
     1.2. Interpretation.
     The rules of usage set forth in Section 35 of the Lease shall apply to this Agreement.
ARTICLE II
APPOINTMENT OF THE CONSTRUCTION AGENT
     2.1. Appointment.
     Subject to the terms and conditions hereof, Landlord hereby designates and appoints Construction Agent as its exclusive agent, and Construction Agent accepts such appointment, in connection with the construction of Landlord’s Alterations more particularly described in the preliminary drawings for Project Alpha, an aerospace manufacturing facility, copies of which are attached hereto as Exhibit “A” (collectively, the “Initial Plans and Specifications”). For purposes hereof, the “Work” means all construction services, work of all trades, all labor materials, equipment and services provided or to be provided by the GC under the Construction Agreement and as is otherwise necessary to complete the improvements described in the Plans and Specifications.
     2.2. Construction Contracts and Plans and Specifications.
     (a) In connection with the prosecution of the Work, Construction Agent, acting as agent for the benefit of Landlord, agrees to retain The Haskell Company (the “GC”) to prepare the plans and specifications for the Work and to act as the general contractor for the prosecution of the Work. The Work will be performed pursuant to a design-build, guaranteed maximum price agreement (the “Construction Agreement”) with the GC in form and substance reasonably acceptable to Landlord and Construction Agent. The Construction Agreement will include a covenant that GC will use commercially reasonable efforts to comply with Section 63A-19 of the North Carolina General Statutes concerning goals for participation by minorities, women and the disabled.
     (b) Upon execution of this Agreement, Construction Agent shall cause the GC to prepare (i) detailed schematic architectural drawings and specifications for the Work (together with the Initial Plans and Specifications, the “Schematic Plans and Specifications”), (ii) a detailed budget based on the Schematic Plans and Specifications (the “Schematic Budget”) and (iii) an estimate for a guaranteed maximum price (the “Estimated GMP”). Upon completion of a draft Construction Agreement that Construction Agent and the GC are prepared to execute, the Schematic Plans and Specifications, the Schematic Budget and the Estimated GMP (collectively, “Construction Deliverables”), Construction Agent shall forward such Construction Deliverables to Landlord for its review and approval. Landlord shall have a right to object to only those matters set forth in the Construction Deliverables which would (i) violate any material term of this Agreement or any of the other Operative Documents, (ii) violate applicable federal, state or county law, (iii) violate the terms and conditions of the agreements between Landlord and Lenoir County, North Carolina that are listed on Exhibit “B” to this Agreement (collectively, the “County Agreements”), or (iv) violate the terms of the GLF Grant Agreement. The Construction Agent acknowledges that Landlord’s approvals of the Construction Deliverables under Section 2.2(b) above are subject to obtaining the approval of GLF. If Landlord or GLF fail to object within fifteen (15) business days of receipt of the Contract Deliverables, Landlord and GLF shall be deemed to have approved the Construction Deliverables.
     (c) Anything herein to the contrary notwithstanding, upon Landlord’s and GLF’s approval of the Construction Deliverables, Landlord will authorize Construction Agent in writing to execute, acting as the agent for the benefit of Landlord, (i) the Construction Agreement and (ii) such other construction agreements necessary for the prosecution and completion of the Work (collectively, the “Work Agreements”), solely as agent for Landlord up to the amount of the Construction Allowance and for its own account for any amount in excess thereof. The

Work Agreements may provide that Landlord shall be solely responsible for performance by Landlord as “owner” thereunder; provided, however, the GC and all other applicable contractors shall agree that any claim for breach and/or damages under each Work Agreement shall be limited to a liquidated amount not to exceed the Construction Allowance. Construction Agent will agree to be obligated for all Additional Costs. Copies of all Work Agreements shall be provided to Landlord promptly following execution thereof.
     (d) Within 120 days of approval of the Construction Deliverables and Construction Agent’s execution of the Construction Agreement, Construction Agent, acting as agent for the benefit of Landlord, shall (i) cause the GC to complete and finalize the bidding of the Work, (ii) develop the Schematic Plans and Specifications into design, plans and drawings and construction plans and drawings (the approved plans, drawings and specifications for Landlord’s Alterations being referred to herein as the “Plans and Specifications”), (iii) develop and refine the Schematic Budget until a final guaranteed maximum price (the “GMP”) and a final budget (the “Budget”) is agreed between Construction Agent and the GC and (iv) provide evidence that the insurance required hereunder is being maintained by the GC in the form required hereunder.
     (e) As long as the Plans and Specifications do not constitute a Material Modification of the Schematic Plans and Specifications, and as long as the final GMP is within ten percent (10%) of the Estimated GMP, then the Construction Agent shall not need to obtain further consents or approvals from the Landlord or the GLF in respect of the Plans and Specifications, the GMP and the Budget; provided, that, Construction Agent shall provide copies of final Plans and Specifications and the final Budget to the Landlord when complete. Otherwise, if the final Plans and Specifications constitute a Material Modification from the approved Schematic Plans and Specifications or if the final GMP is greater or less than the Estimated GMP by more than ten percent (10%), then final Plans and Specifications, final Budget and final GMP shall be subject to the approval of the Landlord (and the GLF), which approval shall not be unreasonably withheld, conditioned or delayed. Thereafter, prior to making any material changes or amendments to the Construction Agreement, the Plans and Specifications or the Budget, Construction Agent shall forward the proposed change or amendment to Landlord for its review and approval. Landlord shall have a right to object to only those changes or amendments to the Construction Agreement, the Plans and Specifications or the Budget which would (i) violate any material term of this Agreement or any of the other Operative Documents, (ii) violate applicable federal, state or county law, (iii) violate the terms and conditions of any of the County Agreements, (iv) violate the terms of the GLF Grant Agreement or (v) result in a Material Modification of the Work as described in the Plans and Specifications. The failure of Landlord to object within ten (10) business days of receipt of the proposed change or amendment shall be deemed acceptance thereof.
     2.3. Acceptance and Undertaking.
     Construction Agent hereby unconditionally accepts the agency appointment and undertakes, for the benefit of Landlord, to cause to be completed the Work in accordance with this Agreement, the Lease and the Work Agreements (collectively, the “Operative Documents”). To the extent of Escrow Funds available, Landlord agrees to cooperate with all of Construction

Agent’s reasonable requests for information and to sign any applications reasonably required for the prosecution of the Work.
     2.4. Term.
     This Agreement shall commence on the Effective Date and shall expire on the Completion Date (the “Construction Period”), except with respect to those obligations which by their terms survive termination or expiration hereunder.
     2.5. Scope of Authority.
     (a) Upon authorizing the Construction Agent to execute and deliver the Construction Agreement as provided in Section 2.2(e) above, Landlord hereby expressly authorizes Construction Agent, or any authorized agent of Construction Agent, and Construction Agent unconditionally agrees for the benefit of Landlord, subject to Section 2.5(b), to take all action necessary or desirable for the performance and satisfaction of any and all of Landlord’s obligations under any Work Agreement and to fulfill all of the obligations of Construction Agent including:
     (i) all design and supervisory functions relating to the Work;
     (ii) negotiating, executing, performing and enforcing all contracts and arrangements to develop, install, construct and test the Work;
     (iii) obtaining all necessary permits, licenses, consents, approvals, entitlements and other authorizations from all Governmental Authorities in connection with the development, acquisition, installation, construction and testing of the Work; and
     (iv) maintaining all books and records with respect to the Leased Premises, the Work and the construction, operation and management thereof.
     (b) No such Work Agreement executed by Construction Agent, as agent for Landlord hereunder, will increase the obligations of Landlord beyond the obligations of Landlord as are expressly set forth in Section 4(a) of the Lease. All Work Agreements shall comply with the provisions of this Agreement.
     (c) Subject to the terms and conditions of the Operative Documents and this Agreement, Construction Agent shall have sole management, responsibility and control over the installation, construction and testing means, methods, sequences and procedures with respect to the Work.

     2.6. Delegation of Duties.
     Construction Agent may execute any of its duties under this Agreement by or through agents, contractors, employees or attorneys-in-fact; provided, however, that no such delegation shall limit or reduce in any way Construction Agent’s duties and obligations under this Agreement.
     2.7. Covenants of Construction Agent.
     Subject to Landlord’s deposit of the Construction Allowance with the Escrow Agent (as hereinafter defined) and approval of the payment of the Advances (as hereinafter defined) but only to the extent of the Escrow Funds (as hereinafter defined) available, Construction Agent hereby covenants and agrees that it will:
     (a) following the Effective Date, cause the Work to be diligently prosecuted in a good and workmanlike manner, in accordance with the Operative Documents and otherwise in accordance with Section 4.1 hereof;
     (b) use commercially reasonable efforts to cause the Completion Date (as hereinafter defined) to occur on or before the Construction Deadline (as hereinafter defined);
     (c) use commercially reasonable efforts to cause the completion of the Work to occur on or before the Outside Completion Date, free and clear (by removal or bonding) of Liens or claims for materials supplied or labor or services performed in connection with the development, acquisition, installation, construction or testing thereof;
     (d) notify Landlord in writing not more than ten (10) business days after Construction Agent obtains knowledge of, or its receipt of oral or written notification of, the occurrence of any event which, in the reasonable judgment of Construction Agent is reasonably likely to (i) prevent completion of the Work prior to the Outside Completion Date, (ii) cause the costs for the Work to exceed the Construction Allowance or (iii) any abandonment of the Work by the GC;
     (e) include in the Budget all deductible amounts, less any deductibles that are paid directly by the GC, if any, regarding insurance policies related to the Work in place from time to time pursuant to the Work Agreements (including, without limitation, all insurance required to be maintained pursuant to Article III of this Agreement);
     (f) cause all outstanding punch list items with respect to Work to be completed by the earlier of the Outside Completion Date or the date any such items are required to be complete by any applicable Legal Requirements;
     (g) take all commercially reasonable and lawful measures in its role as Construction Agent necessary to defend against any Taking regarding the Leased Premises prior to the Completion Date;

     (h) subject to receipt of a portion of the Escrow Funds in reimbursement thereof, prior to and as a condition of commencing and continuing the Work, as agent for Landlord, to the fullest extent commercially available, procure insurance for the Leased Premises during the Construction Period (i) in accordance with the provisions of Article III hereof and (ii) as Landlord shall otherwise reasonably request from time to time, for such other insurable risks which Landlord determines are not otherwise sufficiently covered.
     2.8. Appointment of Construction Consultant
     Landlord shall appoint a construction consultant reasonably acceptable to Construction Agent and the GLF (the “Construction Consultant”) to consult with Landlord with respect to the construction, development and equipping of the Leased Premises, to perform inspections of the Work to determine the percentage of completion of construction in accordance with the Plans and Specifications, to review the Plans and Specifications to determine if there has been any Material Modification of the Work as described in the Plans and Specifications, to review any proposed amendments or modifications to the Plans and Specifications to determine if such amendments or modifications would result in a Material Modification of the Work as described in the Plans and Specifications and to review each Application for Payment. At Landlord’s request, Construction Agent shall promptly deliver to Construction Consultant copies of all documents, instruments, notices, Applications for Payment and other communications to be delivered to Landlord under this Agreement and/or the Work Agreements. All fees and expenses of the Construction Consultant in performing such services shall be provided for in the Budget based on information provided by Landlord.
ARTICLE III
INSURANCE
     3.1. General Contractor’s Insurance
     To the fullest extent commercially available, Construction Agent shall cause the GC to maintain and to cause Subcontractors to maintain regarding the Leased Premises in full force and effect at all times during the Construction Period, insurance policies with (i) responsible insurance companies authorized to do business in the State of North Carolina (if so required by law or regulation) and that are in compliance with the insurance laws of the State of North Carolina, with an A.M. Best’s Key Rating Guide rating of A or better and a financial size category of X or higher, unless otherwise approved by Construction Agent and Landlord or (ii) other companies acceptable to Construction Agent and Landlord, in all cases with regard to subsection (i) or (ii) above with limits and coverage provisions sufficient to satisfy the requirements set forth in Section 3.2 through 3.12 below. With the exception of deductible amounts covered and paid by the GC pursuant to the Construction Agreement, all loss payments due under any deductible shall be included by Construction Agent in the Budget and made from the Escrow Funds. Any liability insurance policy shall name the Construction Agent and Landlord as an “Additional Insured” and any property policy shall name the Construction Agent and Landlord as a “Loss Payee” as their interests may appear.

     3.2. General Liability Insurance
     Throughout the period when work is performed and until final acceptance by Construction Agent and Landlord, GC shall carry and maintain General Liability insurance with available limits of not less than Two Million Dollars ($2,000,000) per occurrence for bodily injury, including death, and property damage combined for Claims against Construction Agent, each contractor and each subcontractor. GC shall ensure that all Subcontractors carry and maintain General Liability insurance with available limits of not less than One Million Dollars ($1,000,000) per occurrence for bodily injury, including death, and property damage combined for Claims against Construction Agent and Landlord, each contractor and each subcontractor. Such insurance shall be in an occurrence form, with insurers reasonably acceptable to the Construction Agent and Landlord, and contain coverage for all premises and operations (which coverage shall remain in effect for a period of at least five (5) years following the Completion Date), broad form property damage, blanket contractual liability and products and completed operations with limits of not less than One Million Dollars ($1,000,000) per occurrence. Such insurance shall also provide coverage for personal injury insurance and independent contractors with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage provided that policy aggregates, if any, shall apply separately to claims occurring with respect to the Improvements and shall cover any loss sustained due to the accidental interruption or failure of supplies of electricity, gas, sewers, water or telecommunication up to the terminal point of the utility supplier with the Leased Premises.
     3.3. Automobile Liability Insurance
     Automobile liability insurance for any liability arising out of claims for bodily injury and property damage covering all owned (if any), leased (if any) and hired vehicles used in the performance of GC’s obligations under the Construction Agreement with a $1,000,000 minimum limit per accident for combined bodily injury and property damage and containing appropriate no-fault insurance provisions wherever applicable.
     3.4. Workers Compensation
     Providing statutory coverage required by the workers compensation laws of the state in which the Work is located and including “employers liability” with limits of: $1,000,000 “bodily injury each accident”, $1,000,000 “bodily injury by disease”, each employee; $1,000,000 “bodily injury by disease” policy limit. Such policies shall include “stop gap” and “voluntary coverage”.
     3.5. Umbrella or Excess Liability Insurance; Errors and Omissions Insurance
     (a) Umbrella or excess liability insurance on an occurrence basis covering claims in excess of the underlying insurance described above, with a $5,000,000 minimum limit per occurrence. Such insurance shall contain a provision that it will not be more restrictive than the primary insurance, provided that aggregate limits of liability, if any, shall apply separately to claims occurring with respect to the Improvements.

     (b) Construction Agent shall cause the GC to procure, maintain and pay for errors and omissions insurance with limits of no less than Two Million Dollars ($2,000,000) per occurrence.
     3.6. Builder’s Risk Insurance
     During the Construction Period with respect to the Leased Premises, property damage insurance in the amount of not less than 100% of the guaranteed maximum price set forth in the Construction Agreement on an “all risk” basis insuring Construction Agent and Landlord, as their interests may appear, including coverage for the perils of earth movement (including but not limited to earthquake, landslide, subsidence and volcanic eruption), wind, flood, terrorist acts, if commercially available for similar operations in the Southeast region of the United States, at commercially reasonable cost, and boiler and machinery accidents.
     (a) Generally. The builder’s risk policy shall provide coverage for (i) the buildings, all fixtures, materials, supplies, and machinery of every kind to be used in, or incidental to, the Work if the acquisition of any such item was funded with one or more Advances, (ii) the Improvements, (iii) property of others in the care, custody or control of GC or of a contractor to the extent GC is under obligation to insure for physical loss or damage, (iv) all preliminary works and temporary works, and (v) electronic equipment and media.
     (b) Additional Coverages. The builder’s risk policy shall insure (i) inland transit with sub-limits sufficient to insure the largest single shipment to or from the Leased Premises from anywhere within the United States, Canada or other anticipated point of shipment, (ii) attorney’s fees, architect’s fees and other consulting costs, and permit fees directly incurred in order to repair or replace damaged insured property in an aggregate amount up to Two Million Dollars ($2,000,000), (iii) expediting expenses, (iv) off-site storage within one hundred (100) feet of the Leased Premises with sub-limits sufficient to insure the full replacement value of any property or equipment not stored on the Leased Premises, (v) the removal of debris, and (vi) demolition and increased costs of construction due to the operation of building laws or ordinances.
     (c) Special Clauses. The builder’s risk policy shall include (i) a storm/earthquake clause, (ii) a requirement that the insurer pay losses within thirty (30) days after receipt of an acceptable proof or loss or partial proof of loss, (iii) a clause making this insurance primary over any other insurance (except any such builder’s risk policy placed and maintained by Construction Agent or Landlord or an Affiliate of Landlord which covers the Leased Premises) and (iv) a clause stating that the policy shall not be subject to cancellation by the insurer except after thirty (30) days prior written notice for non-payment of premium or for fraud or material misrepresentation by Construction Agent or Landlord.
     (d) Access and Equipment Coverages. The builder’s risk policy shall (i) include an interim payments (or partial payment) clause allowing for the monthly payment of a claim pending final determination of the full claim amount, (ii) cover loss sustained when access to the Leased Premises is prevented due to an insured peril at premises in the vicinity of the Leased Premises, (iii) cover loss sustained due to the action of a public authority preventing access to the

Leased Premises due to imminent or actual loss or destruction arising from an insured peril at premises in the vicinity of the Leased Premises and (iv) not contain any form of a coinsurance provision or include a waiver of such provision.
     (e) Prohibited Exclusions. The builder’s risk policy shall not contain any (i) coinsurance provisions, or (ii) exclusion for loss or damage resulting from freezing or mechanical breakdown.
     (f) Sum Insured. The builder’s risk policy shall (i) be on a completed value form, with no periodic reporting requirements, (ii) insure 100% of the replacement value of the Improvements, and (iii) value losses at replacement cost, without deduction for physical depreciation or obsolescence including custom duties, taxes and fees (if rebuilt or repaired).
     3.7. Bonding
     Landlord and Construction Agent have had the opportunity to review financial statements of the GC and have each made independent decisions to not require payment and performance bonds for the GC; provided, that, the GC shall be required pursuant to the terms of the Construction Contract to maintain a sub-guard insurance program (which program must comply with all applicable North Carolina insurance laws) with respect to all of its subcontractor, materialmen and other vendors in form, term and amount reasonably acceptable to Landlord and Construction Agent.
     3.8. Endorsements
     All policies of liability insurance required to be maintained by GC shall be endorsed as follows:
     (a) With the exception of insurance maintained in accordance with Section 3.4 hereof, if not already named, to name Construction Agent and Landlord as an additional insured and loss payee as specified by Construction Agent and Landlord;
     (b) To provide a severability of interests and cross liability clause; and
     (c) That the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Landlord, Construction Agent or any other person or entity.
     3.9. Waiver of Subrogation.
     Construction Agent shall cause the GC to waive and shall cause its subcontractors and its or their insurers to waive any and every claim for recovery from Construction Agent or Landlord for any and all loss or damage covered by any of the insurance policies to be maintained under this Agreement to the extent that such loss or damage is recovered under any such policy. Inasmuch as the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other person), GC and all contractors and subcontractors shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by the issuer thereof to, or to otherwise contain one or more provisions that, prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.
     3.10. Conditions.
     (a) Loss Notification. GC shall promptly notify Construction Agent and Landlord of any single loss or event likely to give rise to a claim against an insurer for an amount in excess of $5,000,000 covered by any insurance maintained pursuant to this Agreement.
     (b) Loss Adjustment and Settlement. A loss under any insurance required to be carried pursuant to this Agreement shall be adjusted with the insurance companies, including the filing in a timely manner of appropriate proceedings, by GC, subject to the approval of Construction Agent and Landlord if such loss is in excess of $5,000,000. In addition Construction Agent may in its reasonable judgment consent to the settlement of any loss, provided that in the event that the amount of the loss exceeds $5,000,000 the terms of such settlement is concurred with by Landlord.
     (c) Policy Cancellation and Change. All policies of insurance required to be maintained pursuant to this Agreement shall be endorsed so that if at any time should they be canceled, or coverage be reduced (by any party including the insured) which affects the interests of Construction Agent and Landlord, if applicable, such cancellation or reduction shall not be effective as to such parties for 30 days, except for non-payment of premium which shall be for 10 days, after receipt by Construction Agent and Landlord of written notice from such insurer of such cancellation or reduction. Any party required to carry insurance pursuant to this Agreement must obtain insurance coverage, within 15 days of such notice to Construction Agent and Landlord of the insurance reduction or cancellation which is equal to the amount of insurance coverage which that party carried prior to the cancellation or reduction. Each policy shall also provide evidence of such insurance to Construction Agent and Landlord on an ACORD 28 form or equivalent; provided, that in the event that such form is no longer available, such evidence of insurance is in a form reasonably satisfactory to Construction Agent and Landlord.
     (d) Miscellaneous Policy Provisions. All policies of insurance required to be maintained pursuant to this Agreement shall (i) not include any annual or term aggregate limits of liability except as regards the insurance applicable to the perils of flood and earth movement and pollutant clean up of land and water at the Leased Premises (project site), (ii) with the exception of insurance maintained in accordance with Section 3.4 hereof, shall include Construction Agent and Landlord as either a loss payee or an additional insured, as applicable and as their respective interest may appear, and (iii) include a clause requiring the insurer to make final payment on any claim within 30 days after the submission of proof of loss and its acceptance by the insurer.

     (e) Separation of Interests. All policies (other than in respect to liability or workers compensation insurance) shall insure the interests of Construction Agent and Landlord regardless of any breach or violation by GC or any other party of warranties, declarations or conditions contained in such policies, any action or inaction of GC or any subcontractors.
     (f) Acceptable Policy Terms and Conditions. All policies of insurance required to be maintained pursuant to this Agreement shall contain terms and conditions reasonably acceptable to Construction Agent and Landlord.
     (g) Waiver of Subrogation. All policies of insurance to be maintained by the provisions of this Agreement shall provide for waivers of subrogation in favor of Construction Agent and Landlord.
     (h) No Duty of Agent to Verify or Review. No provision of this Agreement shall impose on Landlord any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by GC, nor shall Landlord be responsible for any representations or warranties made by or on behalf of GC to any insurance company or underwriter. Any failure on the part of Construction Agent and Landlord to pursue or obtain the evidence of insurance required by this Agreement from GC and/or failure of Construction Agent or Landlord to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Agreement.
     3.11. Insurance Premiums and Deductibles.
     Subject to the prior approval of Landlord prior to any payment by Construction Agent, Construction Agent shall be permitted to submit requisitions for reimbursement from the Escrow Funds of all amounts expended by Construction Agent or General Contractor for insurance premiums and deductibles for the insurance policies required pursuant to this Agreement. Landlord shall deliver written authorization to Escrow Agent to disburse all such amounts to Construction Agent within ten (10) days of Landlord’s receipt of such requisition and supporting documentation.
     3.12. Contractors’ Equipment Insurance.
     Construction Agent shall cause GC to maintain and GC shall ensure that all subcontractors maintain all risks contractors’ equipment insurance covering construction machinery and equipment owned and/or leased by the GC and used for the performance of the Work.

ARTICLE IV
THE CONSTRUCTION
     4.1. Construction.
     Construction Agent shall use commercially reasonably efforts to cause the Work to be completed in compliance with the Plans and Specifications, the Operative Documents, all Legal Requirements and all Insurance Requirements, and Construction Agent shall use reasonable commercial efforts to enforce all warranties and guaranties of the Work.
     4.2. Amendments; Modifications.
     Construction Agent may at any time revise, amend or modify the Plans and Specifications or the Budget without the consent of Landlord; provided, that any such amendment or modification to the Plans and Specifications or the Budget: (i) does not result in the delay of the Outside Completion Date, and (ii) is not otherwise a Material Modification of the Work as described in the Plans and Specifications.
     4.3. Payment of Construction Costs.
     (a) Prior to commencement of construction, the Construction Agent, Landlord, GLF and a mutually acceptable escrow agent shall enter into a Construction Escrow Agreement in substantially the form set forth on Exhibit C attached hereto and incorporated herein (the “Escrow Agreement”) pursuant to which GLF shall deposit, at Landlord’s direction, with the Escrow Agent (as defined in the Escrow Agreement) the entire amount of the Construction Allowance (the “Escrow Funds”). The Escrow Funds shall be disbursed by the Escrow Agent in accordance with the Escrow Agreement to pay the costs of the Work as provided in the Budget, until all of the Escrow Funds have been disbursed. Thereafter, Construction Agent shall pay for any costs of the Work that are Additional Costs. Landlord shall have no obligation to pay for any costs or expenses that exceed the Construction Allowance. As used herein, “Additional Costs” shall mean (i) any amount in excess of the Construction Allowance that Construction Agent determines during the prosecution of the Work is necessary to complete the Work and (ii) any amount paid or cost incurred by Spirit in connection with the acquisition and installation of the fixtures listed on Exhibit “E” to this Agreement. In the event either party receives notice of a potential Additional Cost, such party shall send the other notice thereof setting forth the amount of such Additional Cost, such notice to be given in the manner provided for in Paragraph 21 of the Lease. All Additional Costs shall be considered eligible “Capital Improvements” as contemplated by the Inducement Agreement.
     (b) In the event requested by the Construction Agent, Landlord agrees to (i) issue requested purchase orders directly to first-tier subcontractors of the GC and (ii) thereafter pursue applicable statutory sales tax refunds. Upon receipt of any such refunds, Landlord will deposit all such refunds with the Escrow Agent to be held and delivered as Escrow Funds. All invoices resulting from such purchase orders will be paid with an Advance as provided in Article V.

     4.4. Completion Date.
     The Work shall be deemed substantially complete at such time as either a temporary or permanent certificate of occupancy has been issued for the Leased Premises (the “Completion Date”). Within one hundred one-hundred twenty (120) days after the Completion Date, Construction Agent shall deliver to Landlord, (i) a copy of the final, unconditional certificate of occupancy for the Improvements (the “Final C/O”), which shall evidence Tenant’s right to occupy the Improvements and allow Tenant to operate the business prescribed in the Lease, (ii) originals or true and complete photocopies of all other final and unconditional certificates of occupancy, governmental licenses, regulatory approvals, permits, consents, certificates of compliance with zoning and other land use (if required), health and safety and/or other requirements that are applicable and/or required in connection with the construction, use and/or occupation of the Leased Premises (collectively, the “Other Permits” and, together with the Final C/O, the “Final Permits”), (iii) all final lien waivers from all contractors and subcontractors, and copies of all warranties and guaranties, (iv) an as-built survey reasonably acceptable to Landlord (hard copy as well as on a cd with Auto-Cad software), (v) if requested by Landlord, a date-down endorsement to Landlord’s title insurance policy acceptable in form and substance to Landlord, and (vi) written certifications from the GC stating that the Improvements have been completed in substantial accordance with the Plans and Specifications. In the event on the Completion Date (x) the Final C/O has not been issued, (y) any other Final Permits have not been issued, and/or (z) any punchlist items remain uncompleted or uncorrected, Construction Agent shall, and shall cause the GC to, diligently prosecute completion of all Work necessary to obtain all Final Permits and shall obtain all Final Permits and complete and correct all punchlist items as soon as possible after the Completion Date and in any event prior to the earlier of (i) the Outside Completion Date or (ii) such earlier date as may be required in order to comply with any applicable Legal Requirements. The requirement to deliver all items to Landlord and complete and correct all punchlist items and other work pursuant to this Section 4.4 shall survive the expiration of this Agreement and be deemed an obligation of Tenant under the Lease.
     4.5. Final Plans and Specifications.
     As soon as is reasonably practicable after completion of the Improvements, Construction Agent shall furnish Landlord with two (2) full sets of the final construction plans and specifications for the Improvements (together with a statement from the GC of material changes, if any, from the Plans and Specifications). The approval by Landlord of the Plans and Specifications and/or the final construction plans and specifications for the Improvements or any other action taken by Landlord with respect thereto under the provisions of this Lease shall not constitute an opinion or representation by Landlord as to the sufficiency of such plans and specifications nor impose any present or future liability or responsibility upon Landlord. The requirement to deliver the final construction plans and specifications to Landlord shall survive the expiration of this Agreement and be deemed an obligation of Tenant under the Lease.

     4.6. Escrow Agent Fees.
     All Escrow Agent fees payable pursuant to the Escrow Agreement shall be payable as part of the Budget annually and in advance.
ARTICLE V
PAYMENT OF FUNDS
     5.1. Release of Construction Allowance.
     Provided that Construction Agent has complied with Section 5.2 of this Agreement, Landlord shall provide instruction to the Escrow Agent for the release of the Escrow Funds as hereinafter provided in this Agreement.
     5.2. Applications for Advances.
     Construction Agent shall make applications for Advances from the Escrow Funds (each, an “Application for Payment”) for the Work performed by the GC and any other contractors, subcontractors or materialmen (collectively, the “Vendors”) engaged by Construction Agent, acting as agent for the benefit of Landlord or Construction Agent, on a basis to be agreed between the GC and the Construction Agent in the Construction Agreement, subject to a ten percent (10%) retainage as provided in the Construction Agreement and other applicable Work Agreements. Construction Agent shall provide the following, in form and substance reasonably acceptable to Landlord and the Construction Consultant, twenty (20) days prior to the date requested by Construction Agent for approval of each disbursement by the Escrow Agent of each progress payment (“Advance”) to the Vendors, which Advance request shall be in the form attached hereto as Exhibit “D” and shall be provided to Landlord on the same date as the following submittals:
     (a) A certificate of Construction Agent certifying (i) that all construction prior to the date of such draw request has been done substantially in accordance with the Plans and Specifications; and (ii) the amount requested will be utilized for the Work;
     (b) Copies of all bills or statements for expenses for which the disbursement is requested, initialed and approved by Construction Agent, including the application for payment from the GC, made by the GC in accordance with the requirements and schedule under the Construction Agreement;
     (c) Partial and/or final mechanics’ lien waivers, as applicable, for all amounts previously paid to the GC, or any other Vendors, including any subcontractors and suppliers of the GC; and
     (d) A Disbursement Authorization to be executed and delivered to Escrow Agent for release and disbursement of the Advance from the Escrow Funds, in substantially the form set forth as Exhibit A to the Escrow Agreement (the “Disbursement Authorization”).

     5.3. Payment of Vendors.
     Within twenty (20) days of the receipt of an Application for Payment and all submittals specified in Section 5.2, all in the form and substance as required hereunder and under the other Operative Documents and to the extent of available Escrow Funds, Landlord shall execute and deliver to the Escrow Agent the Disbursement Authorization.
     5.4. Procedures for Applications for Payment.
     Construction Agent shall periodically submit Applications for Payment for costs incurred by Landlord in connection with the Work in accordance with the Budget, including but not limited to, expenses associated with insurance required under this Agreement. No more than one Application for Payment shall be submitted each month for disbursements of the Escrow Funds under the Escrow Agreement.
     5.5. Construction Dispute Resolution.
     (a) In the event Landlord or the Construction Consultant fails to approve the Application for Payment, Landlord, within twenty (20) days following receipt of such Application for Payment, shall provide written notice to Construction Agent, specifying in reasonable detail Landlord’s reason(s) for rejection of all or any portion of the requested Advance. Upon receipt of such notice, Construction Agent shall have five (5) business days to either (x) accept the recommendation of Landlord and the Construction Consultant or (y) provide Landlord with a written request for the matter to be resolved by the Construction Consultant and Construction Agent’s construction inspector. In the event Construction Agent gives Landlord notice pursuant to clause (y) above, such disagreement shall be referred to the Construction Consultant and Construction Agent’s construction inspector within five (5) business days after Landlord’s receipt of such notice for resolution by the Construction Consultant and such construction inspector. In the event that the Construction Consultant and Construction Agent’s construction inspector are unable to resolve the matter within five (5) business days after both have received written notice of such disagreement, the matter shall be referred to a third party construction consultant acceptable to Landlord and Construction Agent, and the decision of such third party consultant shall be binding on Landlord and Construction Agent absent manifest error. Pending resolution of any such dispute, the portion of any Advance requested by Construction Agent that is not in dispute will be authorized by Landlord and Construction Agent for payment by Escrow Agent in accordance with the provisions of this Article V. Upon resolution of any such dispute, the portion of any requested Advance which was in dispute or the agreed upon portion thereof, as appropriate, Landlord and Construction Agent shall authorize the Escrow Agent to make such payment from the Escrow Funds in accordance with the provisions of this Article V.
     (b) Upon resolution of any dispute pursuant to subparagraph (a) above, if it is determined that there was no reasonable basis for Landlord to withhold approval of the disbursement of any portion of an Advance requested by Construction Agent and that the withholding of such approval caused an actual delay in the construction of the Work, the Outside Completion Date shall automatically be extended for the period of any such delay.
ARTICLE VI
CONSTRUCTION PERIOD EVENTS OF DEFAULT
     6.1. Construction Period Events of Default.
     If any one (1) or more of the following events (each a “Construction Period Event of Default”) shall occur:
     (a) subject to Section 7.1, the Completion Date does not occur on or before the Construction Deadline;
     (b) subject to Section 7.1, Construction Agent fails to complete the Work by the Outside Completion Date;
     (c) any Event of Default shall have occurred under the Lease and not be cured within any cure period expressly permitted under the terms of the Lease; and
     (d) subject to Section 7.1, Construction Agent shall fail to observe or perform any term, covenant or condition of this Agreement or the Work Agreements in any material respect and such failure to observe or perform any such term, covenant or condition shall continue uncured for more than sixty (60) days after Construction Agent has received written notice thereof (or such longer period as is necessary to effect a cure if Construction Agent is diligently pursuing such cure during such extended period);
then, in any such event, Landlord may, as its sole and exclusive remedy, all other rights and remedies being hereby released and waived, terminate this Agreement by giving Construction Agent written notice of such termination (and upon the expiration of the time fixed in such notice, this Agreement shall terminate) and demand payment of the Liquidated Damages Amount as contemplated by the Inducement Agreement. In the event Landlord terminates this Agreement and the Lease upon the occurrence of a Construction Period Event of Default, the parties acknowledge that it would be extremely difficult to determine precisely the amount of actual damage that would be suffered by Landlord due to such Event of Default but that the Liquidated Damages Amount is a fair and reasonable determination of the amount of actual damages that would be suffered by Landlord for such event of default and that these liquidated damages do not constitute a penalty. The remedies set forth in this Section 6.1 are the sole and exclusive remedy of the Landlord for a Construction Period Event of Default (other than Landlord’s rights under the indemnities contained in the Lease which, by the express terms thereof, are to survive the termination of the Lease).

     6.2. Actions on Termination.
     In the event Landlord terminates this Agreement as provided in Section 6.1, Construction Agent shall, (i) surrender and return the Leased Premises to Landlord, (ii) take such action as Landlord may reasonably request in order to transfer, assign and deliver to Landlord (or its designee) all of Construction Agent’s and Tenant’s rights and claims in and to all construction contracts, architect contracts, plans and specifications, warranties, guaranties, bonds, permits, entitlements and other rights and agreements with respect to the Improvements and/or the construction thereof, including, without limitation, all Work Agreements, and (iii) instruct Escrow Agent in writing to disburse any remaining Escrow Funds to Landlord.
ARTICLE VII
CONSTRUCTION FORCE MAJEURE EVENTS
     7.1. Construction Force Majeure Events.
     (a) If a Construction Force Majeure Event prevents, or could reasonably be expected to prevent, Construction Agent from completing the Improvements prior to the Outside Completion Date, Construction Agent shall promptly provide Landlord with written notice thereof within fifteen (15) days of Construction Agent’s knowledge of the occurrence thereof (the “Construction Force Majeure Declaration”). Upon receipt of the Construction Force Majeure Declaration, Landlord and Construction Agent shall consult with each other as to what steps, if any, are to be taken to remediate such Construction Force Majeure Event, including consulting as to the appropriateness of an extension of the Outside Completion Date to the extent reasonably necessary to address such Construction Force Majeure Event. Construction Agent shall take all commercially reasonable and lawful measures in its role as Construction Agent necessary to minimize the disruption of the construction process and to prevent further damage arising from such Construction Force Majeure Event. Construction Agent shall be entitled to reimbursement for any costs directly related to minimizing the disruption and to preventing further damage of such Construction Force Majeure Event, and Landlord shall authorize Escrow Agent to fund such reimbursement from the Escrow Funds. Construction Agent shall, within twenty (20) days of the delivery of the Construction Force Majeure Declaration, submit to Landlord a budget detailing the costs that would be incurred in remediating such Construction Force Majeure Event and a schedule for effecting the same. Landlord may object to the Construction Agent’s remediation plan only for the reasons Landlord could object to the Plans and Specification as set forth in Section 2.2. Construction Agent will commence such remediation upon Landlord’s approval of the remediation plan.
     (b) When Landlord authorizes Construction Agent’s remediation plan, Landlord shall make available to Construction Agent the Net Award or Net Proceeds payable to Landlord with respect to such event to the extent necessary to remediate such event upon presentation of evidence reasonably satisfactory to Landlord and the Construction Consultant that the work contemplated by the remediation plan has been performed.

     (c) The Outside Completion Date and the Basic Rent Commencement Date shall be automatically extended until such date that the Improvements are completed in accordance with the Plans and Specifications (as modified by, as necessary, to implement the remediation plan).
ARTICLE VIII
MISCELLANEOUS
     8.1. Notices.
     All notices required or permitted to be given under this Agreement shall be in writing and delivered as provided in Paragraph 21 of the Lease.
     8.2. Successors and Assigns.
     This Agreement shall be binding upon and inure to the benefit of Landlord, Construction Agent and the respective successors and the permitted assigns of either party. Construction Agent may not assign this Agreement or any of its rights or obligations hereunder or with respect to the Leased Premises in whole or in part to any Person other than an Affiliate, without the prior written consent of Landlord.
     8.3. GOVERNING LAW.
     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE WHERE THE LEASED PREMISES ARE LOCATED (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).
     8.4. Remedies of Construction Agent.
     In the event of any breach by Landlord of the terms hereof, Construction Agent shall have all rights and remedies afforded it at law or equity; provided, however, that any such claim is expressly limited to the amount of undisbursed Escrow Funds, and Landlord shall not have any responsibility or liability for any punitive, incidental or consequential damages (including strict liability in tort) related to such breach.
     8.5. Amendments and Waivers.
     This Agreement may not be terminated, amended, supplemented, waived or modified except in accordance with the provisions of Paragraph 35(d) of the Lease.
     8.6. Counterparts.
     This Agreement may be executed in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one (1) and the same instrument.

     8.7. Severability.
     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     8.8. Headings and Table of Contents.
     The headings and table of contents contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     8.9. Approvals By Landlord.
     Any approval by Landlord of or consent by Landlord to any plans, specifications or other items to be submitted to and/or reviewed by Landlord pursuant to this Agreement shall be deemed to be strictly limited to an acknowledgment of approval or consent by Landlord thereto and such approval or consent shall not constitute the assumption by Landlord of any responsibility for the accuracy, sufficiency or feasibility of any plans, specifications or other such items and shall not imply any acknowledgment, representation, warranty or covenant by Landlord that the design is safe, feasible, structurally sound or will comply with any legal or governmental requirements, and the GC shall be responsible for all of the same.
     8.10. Termination of Agreement.
     Upon any return of the Leased Premises to Landlord pursuant to the terms of this Agreement, in addition to all other obligations of Construction Agent provided for or contemplated herein, Construction Agent shall take such action as Landlord may reasonably request in order to transfer, assign and deliver to Landlord (or its designee) all of Construction Agent’s and Tenant’s rights and claims in and to all Work Agreements and all plans and specifications, warranties, guaranties, bonds, permits, entitlements and other rights and agreements with respect to the Improvements and/or the construction thereof (collectively, “Contracts”).
     8.11. Additional Definitions.
     “Construction Force Majeure Event” means, with respect to the Leased Premises:
     (A) a flood, earthquake, hurricane, cyclone, tornado or other act of God arising during the Construction Period; or
     (B) any change in any state or local law, regulation or other legal requirement arising during the Construction Period and relating to the use of the Site or the construction of the Improvements; or

     (C) strikes, lockouts, labor troubles, unavailability of materials (including delays in delivery), riots, civil unrest or insurrections or other similar causes beyond Construction Agent’s control that occur during the Construction Period; or
     (D) the occurrence of a casualty loss or Taking during the Construction Period; or
     (E) any other event not caused by or the result of any act(s) or omissions either directly or indirectly, and is beyond the control of, Construction Agent, which causes damage to the Leased Premises or which prevents Construction Agent from completing the Improvements prior to the Outside Completion Date and which could not have been avoided or which cannot be remedied by Construction Agent through the exercise of commercially reasonable efforts, including, without limitations, acts of Landlord and the GC.
     “Liquidated Damages Amount” shall have the meaning assigned to that term in the Inducement Agreement.
     “Material Modification” means any revision, amendment or modification that (i) is reasonably likely to result in (w) completion of any of the Work after the Outside Completion Date, (x) a violation of applicable State law, (y) a violation of any County Agreement or the GLF Grant Agreement or (z) any material adverse change in the fair market value, utility or useful life of the Landlord Alterations, or (ii) is reasonably likely to have a material adverse effect on the ability of the Construction Agent to perform its collective obligations under, or the validity and enforceability of the Operative Documents.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Spirit AeroSystems, Inc., as Construction Agent

By:

Name:

Title:

The North Carolina Global TransPark Authority, as Landlord

By:

Name:

Title:

SPIRIT ALPHA	May 12, 2008
EXHIBIT “A”
INITIAL PLANS AND SPECIFICATIONS
SUMMARY — SCOPE OF WORK
The work shall be as stated in the Contract Documents of the request for proposal for the Spirit AeroSystems, ALPHA project.
The scope of work shall include but not be limited to:
*	Design/Construct building and site development meeting LEED Silver Certification

*	Provisions for customer provided Enhanced Commissioning — LEED Certification

*	Architectural renderings

*	Partial design releases for fast track design/build construction

*	Final construction documents

*	Shop drawing submittals

*	Construction

*	Testing and Reports

*	As-built drawings and O&M Manuals
The site shall provided with all infrastructure support for the people and processes required for the program. The building shall be of a size, height and configuration to meet manufacturing needs for the program requirements. It is expected that the design/build firm will specify materials and systems which are locally supported by trades and suppliers. The requirements for design, materials and construction that is illustrated will not be inclusive for all elements required for completion of the project. Drawing layout attachments are provided to graphically illustrate the physical space required, physical relationships, and anticipated location on property. Specific project requirements will be established as a separate document.
A. DESIGN
1.	Completion of all discipline’s (architectural, civil, structural, mechanical, electrical, fire protection) construction documents including drawings and specifications shall be supervised and sealed by licensed Architects/Engineers (A/E). Documents shall include but not be limited to structural calculations, surveys, construction plans/details and material specifications.

2.	The Design/Build Contractor is encouraged to propose, at any time, innovations which may result in early occupancy or lower; construction, operations, and maintenance costs. Particular emphasis shall be placed on green strategies for

SPIRIT ALPHA	May 12, 2008
our intent to LEED Certify for New Construction. Such strategies shall be submitted, in writing, to Spirit AeroSystems for consideration and approval prior to proceeding.

3.	The Design/Build Contractor shall resolve any conflicts involving design with local, state and federal jurisdictions in obtaining all required permits and certificates of occupancy. Any changes in design shall be submitted to Spirit AeroSystems in writing for our written approval.

4.	The Design/Build Contractor shall be responsible for any additional required information for:
a.	Soils testing as required for the foundation design, from an independent testing laboratory.

b.	Surveys for topographical information.

c.	Site inspection for utility location verification.

d.	Construction testing program.

e.	Training for building equipment and systems.
Spirit Aerosystems shall receive five (5) copies of all tests results and audiovisual recordings made for training.

5.	Submission of design development drawings for Spirit AeroSystems review and approval for each discipline with meetings at 30%, 60%, 90%, 100%. All revisions, comments and required information shall be resolved for incorporation into the drawings and/or specifications prior to the next review meeting. Final post 100% submittal for construction shall be complete with all comment incorporations.

6.	Color presentation renderings depicting multiple aerial views will be required for the 30% and 60% and 100% design review periods.
B.  CONSTRUCTION
1.	Vendor certified shop drawings (SD) and data sheets shall be provided for all materials, assemblies and equipment. Contractor approval and Spirit review is required before start of fabrication. They shall provide all pertinent data and information necessary to evaluate each item. Irrelevant information on drawings and data sheets shall be completely marked out, leaving only data that pertains to the items submitted for Spirit review. Contractor approved submittals shall include six (6) hard copies and one (1) reproducible (if larger than 11” x 17”)

2.	Before shop drawings or brochures are submitted for Spirit review, the contractor shall certify that each separate drawing or each item of equipment complies with the specifications and will fit the physical operational/maintenance clearances for the area. Certification may be in the form of a stamp which states:

SPIRIT ALPHA	May 12, 2008
“This shop drawing has been checked prior to submittal and complies in all respects, except as noted, with requirements of the plans, specifications, and physical space limitations of the area.”
Other Certifications/Reports from a testing laboratory shall be provided to the Spirit representative for the following:
a.	Mill analysis, tensile and bending tests for reinforcing steel in concrete.

b.	Concrete compressive tests for every 50 cubic yards.
*	Beam tests for concrete flatwork.

*	Cylinder method for foundations.
c.	Masonry units meet required ACI Standards.

d.	Wood preservative treatment

e.	Finish materials requiring a Flame spread rating of 25 or less.

f.	Insulation ‘U’ values and permability values for vapor transmission.

g.	Roofing membrane conformance to manufacturers claims for strength and thickness.

h.	Skylight impact resistance and UV resistance to color change

i.	Sealants and caulking for conformance to manufacturers requirements and application.

j.	Glazing for strength, fire assembly rating, safety glazing, etc.

k.	Sound rated door assemblies for conformance to door manufacturer’s stated properties.
3.	Control shop drawings shall be submitted as hardware and exact electrical conditions become known. The documents initial release of the 500 series control drawings shall be identified as preliminary. The documents shall be revised by the vendor at the shop drawing review and reissued by the A/E. This process is repeated after all hardware arrives and electrical connections are verified.
C. PROJECT CLOSEOUT SUBMITTALS
Project closeout submittal information shall include but not be limited to the following:
Spare Parts List
Installation Manual
Operations/Maintenance Manual

SPIRIT ALPHA	May 12, 2008
Systems Manual
Trouble Shooting
As-Built Engineering Drawings
Wiring Diagrams
Manufactures Contacts Directory
Warranties
Test Reports
Certifications
Training Videos
1.	Record drawings (redlines) shall be one complete set of prints kept at the job site showing all approved field changes and deviations from the contract drawings and specifications as they occur. This record must be accurate, complete with sufficient detail to be intelligible.

A complete set of “As-built” (AB) drawings shall be provided by the design build firm’s A/E firm within 30 working days of project completion. As-builts shall be based on the record set of drawings and revisions made by approved shop drawing submittals and field/change orders. All revisions shall receive a mark w/ description in title block. Drafting standards of the original drawings shall be maintained for delivery to Spirit. Completed submittal to Spirit shall consist of one (1) hard copy, one (1) full size mylar reproducible copy and one CDROM copy meeting the Spirit CAD requirements.

2.	Validation of performance from manufacturers representative shall be provided to the Spirit representative for acceptance of installation:
a.	Drop or operational tests for fire rated doors.

b.	Motorized door operation including but not limited to controls, speed, and safety features.

c.	Elevator operation including but not limited to controls, speed, and safety features.

d.	Pedestrian door hardware.

e.	Roofing (uplift and mil thickness)

f.	Secondary containment coating systems

g.	Waterproofing

h.	Access flooring

SPIRIT ALPHA	May 12, 2008
i.	Operable partitions

j.	Fire suppression systems

k.	Access flooring
3.	Certifications/Reports from a testing laboratory shall be provided to the Spirit representative for the following:
a.	Lighting level conformance

b.	Motor full load amperes and housepower, efficiency and power factor.

c.	Electrical — Starter line to line voltage on all phases.

d.	Completion of Electrical UL Master Label and LPI Systems Certification Forms 175A and 175B.

e.	Test Electrical Cables (megger test)

f.	Balancing of hydraulics

g.	Water balancing

h.	Water analysis

i.	Balancing of air flow

j.	Exhaust conformance to specification for fumes/smoke
Additional tests shall be provided at no additional costs to Spirit for re-testing after necessary adjustments to an installation. This will provide maintenance operational baselines.

4.	Four (4) copies of completed manuals for “Operation and Maintenance” along with Systems Manuals shall be provided to Spirit thirty (30) days before project completion for “Instructional Period for Spirit Personnel”. Each manual shall be identified by project description, project number(s). The manuals shall include:
a.	Manufacturers certified technical product data including rated capacities, pressure drops, operative parameters, material specifications, weights (shipping, installed, & operative), and dimensioned drawings.

b.	Shop drawings shall indicate asemblies including dimensions, weight loadings, required clearances, wiring diagrams and methods of assembly of components. The following electrical items shall be included as a minimum:

Transformers	5KV switchgear	15KV switchgear
Motor Control Centers	Distribution Panels	Branch Circuit Panels
Disconnects	Starters	Light Fixtures
Fire Alarm System	P.A. System	Lighting Control System
Lightning Protection System

SPIRIT ALPHA	May 12, 2008
Wiring diagrams shall indicate power supply wiring and ladder type diagrams for interlock and control wiring. Field installed and factory wiring shall be clearly differentiated.

c.	Maintenance data shall include operating and maintenance instructions for each piece of mechanical equipment. Include spare parts list for each unit, control, and accessory. Include anticipated man-hour labor maintenance requirements.

d.	Equipment shall be identified as to location by general narative or column I.D.
Indicate in technical specifications the following: “Instructional Period for Spirit Personnel”: Prior to final acceptance of the mechanical systems, an instructional period shall be provided for the Spirit personnel. Items to be covered and responsibilities are as follows:
•	Demonstration of operation of each piece of equipment by Contractor.

•	Maintenance procedures for each piece of mechanical equipment by the Contractor and/or manufacturer.

•	Operation and maintenance of entire temperature control system by Controls Subcontractor.
Spirit representative to coordinate training with Spirit zone maintenance supervisor.

5.	Manufacturer warranty/guarantees shall be provided by the Contractor within thirty (30) days of project completion and/or installed product acceptance for any products warranted longer than the general construction guarantee. They shall include but not be limited to the following:
a.	Roofing

b.	Door Equipment

c.	Mechanical Equipment

d.	Electronic Equipment

e.	Coatings/Paint
Warranty/guarantees and service agreements shall clearly stated exclusions and start/end dates.

6.	Non-standard tools required in the normal maintenance, adjustment and operation of the equipment shall be provided to Spirit by the Contractor at project completion.
D. ALTERNATES

SPIRIT ALPHA	May 12, 2008
None at this time.
E. ALLOWANCES
1.	Landscaping — $50,000 including all plantings.
F. SPECIAL PROJECT REQUIREMENTS
1.	Full coverage underhung 35’H hook height crane bridges.
END

SPIRIT ALPHA	May 12, 2008

Attachments: Preliminary Site Plan

Preliminary Layout

Marco Polo Preliminary Site Plan

To 58
North
Existing Public Road
Closed Roadway
New Public Roadways
Property Boundary
John Mewborne Rd
AIRPORT ACCESS
New Ramp
Epsilon
Epsilon
Alpha
Delta
Epsilon
Alpha
Beta
Offices
New Pre
New Pre
Gamma
John Mewborne Rd
TO SITE
UTILITY CORRIDOR
NEW RAIL ACCESS
GTP-1
ACCESS TO SITE
CF Harvey Parkway
Rouse Rd
John Mewborne Rd

EXHIBIT “B”
COUNTY AGREEMENTS
     1. Agreement dated April 6, 2006 by and between Lenior County, North Carolina and the GTPA.
     2. Agreement for Fire Protection Services dated September, 2007, by and between the City of Kinston and the GTPA.
     3. Airport Joint Use Agreement between Lenoir County/City of Kinston Airport Commission, Lenoir County, City of Kinston, the GTPA and the Air Force Reserve.

B - 1

EXHIBIT “C”
FORM ESCROW AGREEMENT

C - 1

EXHIBIT “D”
FORM OF APPLICATION FOR PAYMENT
North Carolina Global TransPark Authority

,	North Carolina

Attention:

Date:

Project:

REQUEST FOR AN ADVANCE
     This Request For An Advance (this “Request”) is made under that certain Construction Agency Agreement, dated as                     , 200_, by and between Spirit AeroSystems, Inc., as Construction Agent (the “Construction Agent”), and Global TransPark Authority, as Landlord (the “Landlord”)
     The total amount of the costs incurred in connection with the Work for which an Advance from the Construction Allowance is hereby requested is specified below as the “Total Amount of Requested Advance.” The Construction Agent hereby requests that Landlord execute and deliver the enclosed Disbursement Authorization to Escrow Agent on the date as specified below as the “Requested Date for Approval” at least twenty (20) days after the date of receipt of this Request.
     The costs incurred in connection with the Work that are included within this Request are listed below and are attached to this Request:

VENDOR (Scope)	DRAW/INVOICE NO.	DATE	AMOUNT

Total Amount of Requested Approval
     $

     Requested Date for Advance (i.e. 20 days after receipt by Landlord)

     The Construction Agent, pursuant to Section 5.2 of the Construction Agency Agreement, submits this Request and certifies the following (all capitalized terms used in this Request but not defined herein shall have the meanings given to such terms in the Construction Agency Agreement):
     1. All conditions precedent to the requested Advance contained in the Construction Agency Agreement have been satisfied.
     2. The proceeds of the Advance requested herein shall be used solely to pay costs incurred in connection with the Work.
     3. No part of the costs incurred in connection with the Work paid with the funds advanced under any previous Request for an Advance is a basis for this Request.
     4. Attached to this Request is a copy of AIA Application for Payment Form that the Construction Agent received from the GC for the portion of Work for which the Construction Agent is seeking payment pursuant to this Request. If no AIA Application for Payment Form is attached, then either no costs were incurred on the part of the GC since the last the date of the last Request For An Advance, or the GC did not submit for payment in a timely manner.
     5. Construction of all Improvements to date has been performed in a good and workmanlike manner and in accordance with the requirements set forth in the Construction Agency Agreement.
     6. The Disbursement Authorization attached hereto sets for the name, address and wire instructions for the disbursement of the requested Advance, and the Landlord is hereby requested to execute and deliver the Disbursement Authorization to the Escrow Agent on or before the date set forth above.

Very truly yours,

Spirit AeroSystems, Inc., in its capacity as Construction Agent

By:

Name:

Title:

EXHIBIT “E”
•	Overhead Cranes

•	Overhead Specialized Material Handling Equipment

•	Autoclave

•	Cold Storage Facility

•	Nitrogen Generation and Storage Equipment

E - 1